Exhibit 5.1

Our ref             NDB/788636-000001/68752100v4

EO Charging

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

13 December 2021

EO Charging

We have acted as counsel as to Cayman Islands law to EO Charging (the “Company”) in connection with the Company’s registration statement on Form F-4, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”) for the purposes of, registering with the Commission under the Act, the issue of:

(i)	40,163,159 ordinary shares of the Company (the “Ordinary Shares”);

(ii)	10,693,515 warrants, each whole warrant exercisable to purchase one Ordinary Share (“Warrants”); and

(iii)	all Ordinary Shares that may be issued upon exercise of the Warrants,

pursuant to certain transactions contemplated by the Business Combination Agreement and Plan of Reorganization, dated as of August 12, 2021, by and among the Company, First Reserve Sustainable Growth Corp., Charge Merger Sub, Inc. and Juuce Limited (the “Business Combination Agreement”).

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 3 August 2021 and the memorandum and articles of association of the Company as registered on 3 August 2021 (the “Memorandum and Articles”).

1.2

The written resolutions of the board of directors of the Company dated 11 August 2021 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.5	The Business Combination Agreement.

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1

Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for or purchase any of the Ordinary Shares or Warrants.

2.4

There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Business Combination Agreement or the Registration Statement.

2.5

No monies paid to or for the account of any party under the Business Combination Agreement or the Registration Statement or any property received or disposed of by any party to the Business Combination Agreement or the Registration Statement in each case in connection with the Business Combination Agreement or the Registration Statement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.6

There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the State of New York.

2.7	The Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares, and none of the Ordinary Shares were or will be issued for less than par value.

2.8	The Ordinary Shares that will be issued pursuant to the Registration Statement will be duly registered, and will continue to be registered, in the Company’s register of members (shareholders).

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2

The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement and the Business Combination Agreement (including the issuance of Ordinary Shares upon the exercise of the Warrants as contemplated by the Registration Statement and the Business Combination Agreement) have been duly authorised for issue, and when issued by the Company against payment in full being made therefor as contemplated in the Registration Statement and the Business Combination Agreement (including the issuance of Ordinary Shares upon the exercise of the Warrants as contemplated by the Registration Statement and the Business Combination Agreement), such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.3	The authorised share capital of the Company is US$50,000 divided into 500,000,000 Ordinary Shares with a nominal or par value of US$0.0001 each.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Business Combination Agreement will not necessarily be enforceable in all circumstances in accordance with its terms. In particular:

(a)

enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors and/or contributories;

(b)

enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)

where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2

To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.3

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to reexamination by a Cayman Islands court.

4.4

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

4.5

We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

4.6

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings “Legal Matters,” “Enforcement of Civil Liberties” and “Comparison of Shareholder Rights” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of the Ordinary Shares pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Maples and Calder (Cayman) LLP

EO Charging

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

9 December 2021

To:	Maples and Calder (Cayman) LLP

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

EO Charging (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

3

The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4

The authorised share capital of the Company is US$50,000 divided into 500,000,000 Ordinary Shares with a nominal or par value of US$0.0001 each. The issued share capital of the Company is 1 Ordinary Share, which has been duly authorised and are validly issued as fully-paid and non-assessable.

5	The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way.

6

The directors of the Company at the date of the Resolutions were and are as follows: Thomas Birkhold and John Higelin. The directors of the Company at the date of this certificate were and are as follows: Thomas Amburgey and Charles Jardine.

7

The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

8

Prior to, at the time of, and immediately following the approval of the transactions contemplated by the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions contemplated by the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

9

Each director of the Company considers the transactions contemplated by the Business Combination Agreement and Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

10

To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

11

To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

12	The Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

13	No invitation has been made or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Ordinary Shares.

14	The Ordinary Shares to be issued pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members (shareholders).

15	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

16

There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Business Combination Agreement and Registration Statement.

(Signature Page follows)

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Thomas Amburgey
Name:	Thomas Amburgey
Title:	Director